SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”), dated November 13, 2013 is made and entered into by and between XO Group Inc. (the “Company”) and John P. Mueller (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer; and

WHEREAS, Executive’s employment with the Company is terminated effective as of the Separation Date.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.           Termination of Employment. Executive acknowledges that his employment with the Company terminated effective as of the close of business on November 15, 2013 (the “Separation Date”). Effective as of the Separation Date, Executive will resign from his positions, and be relieved of all of his titles, duties, responsibilities and authority, as an officer, director and employee of the Company and its affiliates. The Separation Date shall be the termination date of Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein.

2.           Severance Consideration. In connection with Executive’s termination of employment with the Company, Executive will receive any accrued, but unpaid, base salary through the Separation Date and reimbursement for any properly submitted, but unreimbursed, business expenses incurred on or prior to the Separation Date and in accordance with Company policy. Executive will be entitled to receive vested benefits provided under any employee benefit plans sponsored by or through the Company in which Executive participates (excluding any benefit plans providing severance or similar benefits), in each case, in accordance with the terms of such plan and applicable law. Executive may be entitled to continue medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the eligibility and other requirements of COBRA. All equity awards granted to Executive by the Company or its affiliate that are outstanding as of the Separation Date shall be treated in accordance with the plan and award agreements pursuant to which such awards were granted, except as otherwise provided herein. As consideration for Executive entering into this Agreement, and not revoking it pursuant to Section 7, and fully abiding by and complying with the terms of this Agreement, and the Employee Agreement (as defined in Section 9), the Company shall provide Executive with the following severance consideration:

(a)           a lump-sum payment of $350,000 (representing an amount equal to the base salary that would have been payable over a period of twelve (12) months) to be paid on the first regularly scheduled payroll date of the Company following the Effective Date (as defined in Section 7);

(b)            continued vesting of the outstanding shares of restricted stock awarded to Executive pursuant to the Company’s Long-Term Incentive Plan that would have otherwise become vested February 16, 2014 (24,734 shares) and March 6, 2014 (8,325 shares), respectively, had Executive remained employed through such dates, such that these awards will vest on the foregoing dates in accordance with their terms and be released to Executive in accordance with the Company’s regular practices for restricted stock award vesting; and

(c)           reimbursement of the cost of continuation coverage pursuant to COBRA for twelve (12) months following such termination of employment, to the extent Executive elects such continuation coverage and is eligible, subject to the terms of the applicable Company plan(s) and applicable law; provided that such reimbursement shall cease upon Executive’s eligibility for coverage from a subsequent employer. For the avoidance of doubt, the “cost of continuation coverage” shall mean (i) any additional amount paid by Executive to the COBRA provider by such election compared to the amount of premiums paid by Executive before the Separation Date (or as would have been payable by Executive in the 2014 plan year, had he remained employed, as a result of premium increases applicable to Company employees generally), and (ii) during the 2013 plan year, with respect to a Flexible Spending Account or similar contributory accounts, for which under applicable law continuation coverage may only be elected on an after-tax basis, the actual (or a reasonable estimate of) additional cost to Executive of such after-tax contribution compared to the amount of pre-tax contributions made by Executive before the Separation Date.

Executive acknowledges and agrees that: (i) the foregoing severance consideration constitutes consideration over and above anything of value that he would be entitled to but for this Agreement; (ii) acceptance of the foregoing payments and benefits is in full accord and satisfaction of all claims being released by Executive pursuant to this Agreement; (iii) all benefits and incidents of employment with the Company, other than those continuing obligations set forth in this Agreement, will cease to be effective as of the Separation Date; (iv) except as explicitly provided for in this Agreement, Executive is not and will not be due any other compensation or benefits from the Company; and (v) the foregoing severance consideration is subject to forfeiture, or if already paid or received, repayment to the Company upon demand in the event the provisions of this Agreement, and the Employee Agreement, are not performed by Executive in accordance with their specific terms or are otherwise breached.

3.           Release of Claims. By signing this Agreement, Executive, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever releases and discharges the Company and its affiliates, partnerships, joint ventures, and related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Executive ever had, now has, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date hereof, including but not limited to claims for, under or based on:

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(a)           any claims for wrongful termination, retaliation, detrimental reliance, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

(b)           any claims for the breach of any written, implied or oral contract between Executive and Company, including but not limited to any contract of employment or investment;

(c)           any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, marital status, or physical or mental disability or medical condition;

(d)           any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the severance consideration being provided to Executive pursuant to Section 2 of this Agreement;

(e)           all claims that Executive has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, the New York Labor Law, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York State Human Rights Law, the New York Civil Rights Act, the New York Worker Adjustment and Retraining Notification Act, the New York Worker’s Compensation Retaliation Law, the New York City Administrative Code, including the New York City Human Rights Act, any and all New York “Whistleblower” statutes and laws, and any other state laws governing employee rights, as each of them has been or may be amended; and

(f)           any claims for attorneys’ fees, costs, disbursements or the like.

Notwithstanding the foregoing, the release set forth in this Section 3 shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification or contribution under any operative documents of the Company, or claims for coverage under any directors and officers insurance policy applicable to Executive; (iv) claims under COBRA; (v) claims with respect to accrued, vested benefits or payments under any employee benefit or equity plan of the Company; and (vi) claims to enforce the terms of this Agreement.

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4.           Cooperation. Executive agrees to make himself available to cooperate with the Company and its attorneys in connection with any matter that Executive worked on during his employment with the Company or with any investigation of any claims against the Company. Executive understands and agrees that this cooperation includes, but shall not be limited to, making himself available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into his possession. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in connection with such cooperation, including reasonable attorneys’ fees, costs and disbursements. Without limiting the generality of the foregoing, to the extent that the Company seeks Executive’s assistance, the Company will use reasonable efforts, whenever possible, to provide Executive with reasonable advance notice of its need for him and will attempt to coordinate with Executive the time and place at which his assistance will be provided with the goal of minimizing the impact of such assistance on any other pre-scheduled business commitment that Executive may have.

5.           No Legal Action. Executive agrees, to the maximum extent permitted by law, that he will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on his behalf, any action or proceeding of any kind (judicial or administrative) (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company Entities with respect to any claim released pursuant to this Agreement. Executive also warrants and represents that as of the date he signs this Agreement, he has not taken or engaged in any of the acts described in the foregoing sentence. If, notwithstanding the foregoing promises, Executive violates this Section 5, he shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Entities from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation. Nothing in this Agreement shall be construed to prevent Executive from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency including the EEOC, NLRB, and/or any local human rights agency, and/or responding as otherwise required by law. Nevertheless, by virtue of the foregoing, Executive has waived any relief available to him under any of the claims or causes of action waived and released pursuant to this Agreement. Nothing in this Section 5 is intended or should be construed to apply to any legal action by Executive challenging the validity of this Agreement under the Older Workers Benefit Protection Act with respect to Executive’s release of claims under the ADEA. Executive affirms that he has been provided with any and all leave requested under the Family and Medical Leave Act. Executive further affirms that he has disclosed to the Company any information he has concerning any conduct involving the Company, and any of its affiliates or any of their respective employees that he has any reason to believe may be fraudulent or unlawful.

6.           Opportunity to Review. Executive is hereby advised to consult with an attorney prior to executing this Agreement. In that connection, Executive acknowledges that he has had the opportunity to review this Agreement and, specifically, the release set forth in Section 3, with an attorney of his choice prior to signing below. Executive also agrees that he is under no obligation to consent to the release and that he has entered into this Agreement freely and voluntarily.

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7.           Time to Consider Release and Effective Date.

(a)           Executive is also advised that he has twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it; and that in the event he signed this Agreement prior to expiration of the 21st day, he did so of his own free will and not as a result of any duress or coercion.

(b)           If Executive signs this Agreement, he acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying the Company in writing that he has revoked this Agreement. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired. If Executive does not timely revoke it, this Agreement shall become effective automatically upon the expiration of the revocation period (the “Effective Date”), which is the eighth (8th) calendar day after it is executed.

(c)           In the event that Executive does not accept this Agreement as set forth above, or in the event that he revokes this Agreement in the manner set forth above, the terms of this Agreement shall immediately become null and void and the Company will have no obligation to provide the severance consideration set forth in Section 2 of this Agreement.

8.           Non-Admission. Execution of this Agreement and payment of the consideration set forth in this Agreement does not constitute an admission by the Company of any violation of any civil rights or other employment discrimination statute or any other legal provision, regulation, ordinance, order or action under statute or common law, including without limitation those laws enumerated in this Agreement.

9.           Employee Agreement. Executive acknowledges and agrees that he remains subject to and shall continue to comply with all the obligations and restrictions set forth in the Employee Non-Disclosure, Non-Competition and Invention Assignment between the Company (formerly The Knot Inc.) and Executive dated September 1, 2008 (the “Employee Agreement”), which terms are ratified, reaffirmed and incorporated herein by reference.

10.           Return of Property. Executive agrees to complete an orderly, satisfactory and thorough turnover of all his files, data and information pertaining to all deals, business and financial models, data and tools Executive worked on while employed by the Company through the Separation Date and to return to the Company all property in any form whatsoever (including but not limited to files, data, discs, drives, laptops, or any storage device for any data) containing information that pertains in any manner to the Company business, whether stored on Company equipment or otherwise, which is or was under Executive’s custody or control.

11.           Non-Disparagement. Executive agrees that he will not, in any way, directly or indirectly, disparage or make negative comments regarding the Company Entities in any manner likely to be harmful to them or their business reputations or personal reputations. The Company shall instruct its senior officers not to disparage or make negative comments regarding the Executive in any manner likely to be harmful to him or his business or personal reputation. Nothing contained in this Section 11 shall preclude the Company or Executive from enforcing their rights under this Agreement or otherwise or from responding truthfully to legal process or governmental inquiry.

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12.           Disclaimer. Nothing in this Agreement shall preclude Executive from responding truthfully to a valid subpoena, a request by a governmental agency in connection with any investigation it is conducting, or as otherwise required by law. Executive agrees, however, that in the event he is subpoenaed in any legal proceeding to give testimony or produce documents that in any way relate to his employment with the Company he: (i) will provide prompt advance notice and a copy of any legal papers served on Executive to the Company’s General Counsel, except as otherwise prohibited by law, and (ii) will make no disclosure until the Company has had a reasonable opportunity to contest the disclosure, if it intends to do so.

13.           Remedies for Breach of Agreement. Executive acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Agreement are not performed by Executive in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that, in the event of such a breach or threatened breach, in addition to any remedies at law, to be resolved in accordance with Section 15(g) of this Agreement, the Company, without posting any bond, shall be entitled to specific performance, a temporary restraining order, a preliminary, temporary or permanent injunction or injunctions to prevent breaches of this Agreement by Executive and has the right to specifically enforce this Agreement and the terms and provisions hereof against Executive in addition to any other remedy to which the Company may be entitled hereunder, at law or in equity. In addition to the forgoing remedies at law or at equity, Executive further acknowledges and agrees that the severance consideration provided under Section 2 of this Agreement is subject to forfeiture, or if already paid or received, repayment to the Company upon demand in the event the provisions of this Agreement, or the Employee Agreement, are not performed by Executive in accordance with their specific terms or are otherwise breached.

14.           Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A. All expenses or other reimbursements paid hereunder that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that the foregoing clause (b) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding anything herein to the contrary, to the extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with a separation from service (as determined for purposes of Section 409A) shall be postponed and paid in a lump sum on the first business day following the date that is six (6) months after Executive’s separation from service and the remaining payments or benefits due to be made in installments or periodically thereafter shall be made as otherwise scheduled. Executive’s termination of employment on the Separation Date shall be the date of Executives “separation from service” within the meaning of Section 409A.

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15.           Miscellaneous.

(a)           Amendment. This Agreement may be amended or modified only by a writing signed by the parties hereto.

(b)           Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns. In the event of Executive’s death prior to payment of all amounts due to Executive under this Agreement, the remaining unpaid amounts shall be paid to Executive’s estate as and when such amounts would have been paid to Executive had he survived.

(c)           Waiver of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

(e)           Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

(f)           Notices.

(i)            All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

If to the Company to:

195 Broadway, 25th Floor

New York, NY 10007

Attention: General Counsel

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with a copy to:

Proskauer
Eleven Times Square
New York, New York 10036
Attention: James E. Gregory, Esq.

If to Executive to:

(Last address of Executive on the payroll records of the Company unless otherwise directed in writing by Executive)

(ii)          All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii)         Any party hereto may change the address to which notice is to be sent hereunder by written notice to the other parties in accordance with the provisions of this Section.

(g)           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York located in New York City (or, if appropriate, a federal court located within New York, New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h)           Entire Agreement. This Agreement, the terms of the Employee Agreement being incorporated herein pursuant to Section 9, contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter. In the event of any inconsistency between this Agreement and any other plan, program, practice of or agreement with the Company, this Agreement shall control.

(i)           Assignment. The Company may assign this Agreement to any of its affiliates or to any successor to all or substantially all of the business and/or assets of the Company. This Agreement may not be assigned by Executive, and any attempted assignment shall be null and void and of no force or effect. All amounts otherwise due and owing to Executive hereunder immediately prior to his death shall be paid to his estate in the event that he dies before receipt thereof.

(j)           Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

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(k)           Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

(l)           Counterparts. This Agreement may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument

(m)           No Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, without limiting the generality of this sentence, no payment otherwise required under this Agreement shall be reduced on account of) other employment or otherwise. Subject to applicable law, payments under this Agreement shall be subject to offset in respect of any claims which the Company may have against Executive.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the respective dates set forth below.

“COMPANY”

By:	/s/ DAVID LIU
Name: David Liu
Title: Chief Executive Officer

Date:	December 16, 2013

“EXECUTIVE”

By:	s/ JOHN P. MUELLER

Date:	December 16, 2013

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